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                                                                 Exhibit 99.1



For Immediate Release:  September 1, 2005
Contact: Steve Vanderwoude, Chief Executive Officer at (919) 563-8226 or Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
September 1, 2005

               MADISON RIVER COMMUNICATIONS ANNOUNCES IMPACT OF
             HURRICANE KATRINA ON OPERATIONS IN GULF COAST REGION

Mebane, North Carolina - September 1, 2005 - Madison River Communications reported preliminary assessments of the impact of Hurricane Katrina on its operations along the Gulf Coast of the United States. The Company reported that employees at its rural local telephone company, Gulf Telephone Company ("GTC") in Foley, Alabama, made an initial assessment and determined that there was no major damage to GTC's central office or remote offices; however, GTC did incur storm-related damage in certain segments of its outside plant facilities, primarily in the coastal regions it serves. The Company continues to evaluate and assess the damage in these areas but believes that the extent of the damage may be in the range of that incurred when Hurricane Ivan made a direct hit in this area in September 2004. The Company does expect to incur limited losses in connections served by GTC but is unsure of the impact at this time. GTC provides service to the Gulf Coast area from the western border of the Florida panhandle to the East side of Mobile Bay, including the communities of Orange Beach, Gulf Shores and Fort Morgan.


Within its edge-out services, Madison River Communications also serves approximately 3,800 connections in New Orleans, Louisiana and nearby communities. The devastating impact on this region from Hurricane Katrina has prevented the Company from making any reasonable assessments regarding the extent of storm-related damages to its operations. Revenues in this market are estimated to be approximately $3.0 million to $3.5 million annually. The Company does not believe that the impact on its Adjusted Operating Income from this disruption of services in the New Orleans region will be material to the Company as a whole. However, estimates of expenses, including any capital expenditures that may be necessary to restore services to these connections, have not yet been determined. Such assessments may not be available for several weeks.


J. Stephen Vanderwoude, Chairman and Chief Executive Officer of Madison River Communications said, "The human toll of this storm and aftermath is hard to understand, but our thoughts and prayers are with its victims. We are very fortunate to be able to report that all of our employees in the Gulf region are safe. We are focused on the job of assessing damage and restoring services to our customers."


Madison River Communications operates established rural telephone companies providing communications services to business and residential customers primarily in Alabama, Georgia, Illinois and North Carolina. Its service offerings include local and long distance voice, high speed broadband and dial-up Internet access services. At June 30, 2005, the Company served approximately 237,300 voice and broadband connections.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in nearby markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co., Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.